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                                                                     Exhibit 5.1

     [Wilson Sonsini Goodrich & Rosati, Professional Corporation Letterhead]

                                February 6, 2004

Catapult Communications Corporation
160 South Whisman Road
Mountain View, California 94041

         RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), filed by Catapult Communications Corporation, a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of up to 1,000,000 shares of the Company's Common Stock, $0.001 par value per share (the "Primary Shares") and up to 3,025,000 shares of the Company's Common Stock, $0.001 par value per share, which have been previously issued, or are issuable, to the selling stockholders named therein (the "Secondary Shares" and, together with the Primary Shares, the "Shares"). The Shares are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus") and the supplements to the Prospectus (the "Prospectus Supplements").

     We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Based on such examination, we are of the opinion that when both (A) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Primary Shares and related matters and (B) certificates representing the Primary Shares have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor approved by the Board, then the Primary Shares will be validly issued, fully paid and non assessable.

     We are also of the opinion that (i) the Secondary Shares covered by the Registration Statement have been duly authorized, (ii) the Secondary Shares covered by the Registration Statement other than those issuable upon conversion of convertible promissory notes are validly issued, fully paid, and non-assessable and (iii) the Secondary Shares covered by the Registration Statement that are issuable upon conversion of convertible promissory notes, when issued upon conversion of such notes, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                   Sincerely,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/  WILSON SONSINI GOODRICH & ROSATI